April 14th 2021

LifeMD

CONFIDENTIAL OFFER LETTER WITH EMPLOYMENT TERM SHEET

Set forth below are the employment terms by which the undersigned parties agree to abide (the "Agreement")

Name:	Shayna Dray Webb (the "Employee")
Start:	May 3, 2021
Position:	Head, Supply Chain & Procurement (reporting to CFO)
Base Salary:	$165,000 from LifeMD, Inc.
Bonus:	20% discretionary
Equity Compensation:	Subject to the Company's shareholders having first approved a 2021 amendment to the 2020 Equity and Incentive Plan (the "2021 Amended Plan"), and pursuant to that 2021 Amended Plan and a more formal Stock Option Award Agreement reflecting the terms of equity compensation set forth herein reflecting a Stock Option of 40,000 shares of common stock of LFMD at a strike price to be determined based on the grant date and which shall vest ratably over 36 months commencing the month after the options grant date. The Stock Option shall vest and become exercisable in full upon the consummation of a "change in control event" (as defined in Section 409A of the IRS Code).
Time off:	15 days paid vacation. Paid holidays as outlined in the employee handbook.
Employee Benefits:	Application for employee benefits made available the first day of the month following sixty 60 days of employment
Confidentiality:	During the Employee's employment with the Company and its subsidiaries and thereafter, the Employee will not divulge, transmit or otherwise disclose (except as legally compelled by court order), directly or indirectly, any confidential knowledge or information with respect to the operations, finances, organization or employees of the Company or its affiliates or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company and its affiliates, and the Employee will not use, directly or indirectly, any confidential information of the Company and its affiliates for the benefit of anyone other than the Company or its affiliates. All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its affiliates, whether prepared by the Employee or otherwise coming into his possession in the course of the performance of his services, shall be the exclusive property of the Company and shall be delivered to the Company and not retained by the Employee (including, without limitations, any copies thereof) upon termination of employment for any reason whatsoever.

April 14th 2021

Non-Competition:	While employed by the Company and its subsidiaries and for a period of 18 months thereafter (the "Restricted Period"), the Employee shall not, within any jurisdiction or marketing area in which the Company or any of its affiliates is doing business, directly or indirectly—limited to telehealth or telemedicine businesses—own, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to any said telehealth or telemedicine business. During the Restricted Period, the Employee shall not solicit for business or accept the business of, any person or entity who is, or was at any time within the previous twelve months, a customer of the Company (or potential customer with whom the Company had initiated contact) or its affiliates, unless Employee had contacts with said customer or potential customer prior to signing this Agreement.
Termination of Employment:	Employee's employment with the Company will be "at-will." Company can terminate this Agreement at any time and for any reason, with or without notice. The Employee can terminate this Agreement at any time and for any reason, with a minimum of two weeks written notice.
No Conflicting Obligations:	Employee represents and warrants that Employee's performance under this Agreement does not and will not violate the terms of any other agreement to which Employee is a party, including, without limitation, confidentiality or non-competition agreements
Assignment:	Employee may not assign this Agreement or any rights or duties of Employee under this Agreement. The Practice may assign this Agreement to any subsidiary, affiliate, or successor corporation or entity.
Entire Agreement:	This Agreement contains the entire understanding of the parties concerning Company's employment of Employee. All other agreements and understandings, written or oral, are hereby superseded and canceled.
Governing Law:	This Agreement shall be governed by the laws of New York, without regard to principles of conflict of laws.

EXECUTED and AGREED.

LifeMD, Inc.	**Employee**
DocuSigned by: By: /s/ Marc Benathen Marc Benathen Title: CFO Date: 4/14/2021	DocuSigned by: By: /s/ Shayna Webb Dray Shayna Webb Dray Date: 4/14/2021